July 2018

Filed pursuant to Rule 433 dated July 19, 2018 relating to

Preliminary Pricing Supplement No. 813 dated July 19, 2018 to

Registration Statement Nos. 333-221595; 333-221595-01

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due July 26, 2019 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not provide for the regular payment of interest or the return of any principal at maturity. Instead, the securities will pay a contingent quarterly coupon but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level of 70% of the initial commodity price on the related determination date. However, if on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination commodity price is greater than or equal to the initial commodity price on any determination date, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final commodity price is greater than or equal to the downside threshold level, or (ii) the stated principal amount multiplied by the commodity performance factor, if the final commodity price is less than the downside threshold level. If the final commodity price is less than the downside threshold level, investors will lose more than 30%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a West Texas intermediate light sweet crude oil futures-contract based return and who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons during the entire term of the securities if the underlying commodity depreciates by an amount greater than 30% as of the determination dates. Investors will not participate in any appreciation of the underlying commodity. The securities are notes issued as part of Morgan Stanley Finance LLC’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 23, 2018
Original issue date:	July 26, 2018 (3 business days after the pricing date)
Maturity date:	July 26, 2019
Contingent quarterly coupon:	A contingent quarterly coupon of $23 per security (corresponding to an annual rate of approximately 9.20%) is paid quarterly but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level on the related determination date
Determination dates:	October 23, 2018, January 23, 2019, April 23, 2019 and July 23, 2019, subject to postponement for non-trading days or certain market disruption events. We refer to July 23, 2019 as the final determination date.
Contingent payment dates/ early redemption dates:	October 26, 2018, January 28, 2019, April 26, 2019 and July 26, 2019, subject to postponement for non-business days. The contingent payment dates are also the early redemption dates.
Payment at maturity:

At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

•    If the final commodity price is greater than or equal to the downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•    If the final commodity price is less than the downside threshold level, (i) the stated principal amount times (ii) the commodity performance factor.

Under these circumstances, you will lose more than 30%, and possibly all, of your investment in the securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Commodity performance factor:	The final commodity price divided by the initial commodity price
Downside threshold level:	, which is equal to 70% of the initial commodity price
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $975.30 per security, or within $15.30 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$12.50(1)
$5(2)	$982.50
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(2)	See “Use of proceeds and hedging” on page 13.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 813 dated July 19, 2018

Prospectus Supplement dated November 16, 2017       Prospectus dated November 16, 2017

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Terms continued from previous page:
Early redemption:	If, on any determination date excluding the final determination date, the determination commodity price is greater than or equal to the initial commodity price, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination commodity price:	The commodity price on any determination date other than the final determination date
Initial commodity price:	, which is the commodity price on the pricing date
Final commodity price:	The commodity price on the final determination date
Commodity price:	For any trading day, the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
CUSIP / ISIN:	61766YDD0 / US61766YDD04
Listing:	The securities will not be listed on any securities exchange.

July 2018	Page 2

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due July 26, 2019 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, will pay a contingent quarterly coupon but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level of 70% of the initial commodity price on the related determination date. However, if, on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination commodity price is greater than or equal to the initial commodity price on any determination date, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final commodity price is greater than or equal to the downside threshold level, or (ii) the stated principal amount multiplied by the commodity performance factor, if the final commodity price is less than the downside threshold level. If the final commodity price is less than the downside threshold level, investors will lose more than 30%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons during the entire term of the securities if the underlying commodity depreciates by an amount greater than 30% as of the determination dates. Investors will not participate in any appreciation of the underlying commodity.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $975.30, or within $15.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

July 2018	Page 3

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

Information as of market close on July 17, 2018:

Underlying commodity information as of July 17, 2018
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$68.06	$46.54	$74.15 (on 6/29/2018)	$45.77 (on 7/21/2017)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on the cover page of this document.

Daily Closing Prices of West Texas Intermediate Light Sweet Crude Oil Futures Contracts January 1, 2013 to July 17, 2018

* The red solid line indicates the downside threshold level, assuming the closing price of the underlying commodity on July 17, 2018 were the initial commodity price.

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter	107.26	99.42	105.37
Third Quarter	105.34	91.16	91.16
Fourth Quarter	91.01	90.73	53.27
2015
First Quarter	53.53	43.46	47.60
Second Quarter	61.43	49.14	59.47
Third Quarter	56.96	38.24	45.09
Fourth Quarter	49.63	34.73	37.04
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter (through July 17, 2018)	74.14	68.04	68.06

July 2018	Page 5

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon of $23 per security (corresponding to an annual rate of approximately 9.20%) with respect to each determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to 70% of the initial commodity price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final commodity price, as follows:

Scenario 1

On any determination date excluding the final determination date, the determination commodity price is greater than or equal to the initial commodity price.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

▪ Investors will not participate in any appreciation of the underlying commodity from the initial commodity price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final commodity price is greater than or equal to the downside threshold level.

▪ The payment at maturity will equal the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.

▪ Investors will not participate in any appreciation of the underlying commodity from the initial commodity price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final commodity price is less than the downside threshold level.

▪ The payment due at maturity will be the product of the stated principal amount and the commodity performance factor. The commodity performance factor is the quotient of the final commodity price divided by the initial commodity price.

▪ Investors will lose more than 30%, and may lose all, of their principal in this scenario.

Summary of Selected Key Risks (see page 18)

▪	The securities do not guarantee the return of any principal.

▪	The securities do not provide for regular interest payments.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets

▪	The contingent quarterly coupon, if any, is based only on the value of the underlying commodity on the related quarterly determination date at the end of the related interest period.

▪	Investors will not participate in any appreciation in the underlying commodity

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

▪	The market price of the securities will be influenced by many unpredictable factors

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity

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Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

▪	Suspensions or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity

▪	Legal and regulatory changes could adversely affect the return on and value of your securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

▪	The securities will not be listed on any securities exchange and secondary trading may be limited

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain

July 2018	Page 7

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination commodity price and (2) the final commodity price.

Diagram #1: Contingent Quarterly Coupons

Diagram #2: Determination Dates Excluding the Final Determination Date

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Principal at Risk Securities

Diagram #3: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 16.

July 2018	Page 9

Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Fact Sheet

The Contingent Income Auto-Callable Securities due July 26, 2019 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not provide for the regular payment of interest or the return of any principal at maturity, and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus, as supplemented or modified by these preliminary terms. Instead, the securities will pay a contingent quarterly coupon but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level of 70% of the initial commodity price on the related determination date. However, if, on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination commodity price is greater than or equal to the initial commodity price on any determination date, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final commodity price is greater than or equal to the downside threshold level or (ii) the stated principal amount multiplied by the commodity performance factor, if the final commodity price is less than the downside threshold level. If the final commodity price is less than the downside threshold level, investors will lose more than 30%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. Investors will not participate in any appreciation of the underlying commodity. The securities are unsecured notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments on the securities are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 23, 2018	July 26, 2018 (3 business days after the pricing date)	July 26, 2019
Key Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Early redemption:	If, on any determination date excluding the final determination date, the determination commodity price is greater than or equal to the initial commodity price, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination commodity price:	The commodity price on any determination date other than the final determination date
Contingent quarterly coupon:	A contingent quarterly coupon of $23 per security (corresponding to an annual rate of approximately 9.20%) is paid quarterly but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level on the related determination date
Determination dates:	October 23, 2018, January 23, 2019, April 23, 2019 and July 23, 2019, subject to postponement for non-trading days and certain market disruption events. We refer to July 23, 2019 as the final determination date.
Contingent payment dates/ early redemption dates:	October 26, 2018, January 28, 2019, April 26, 2019 and July 26, 2019, subject to postponement for non-business days. The contingent payment dates are also the early redemption dates.
Record date:	One business day prior to the related contingent payment date.
Payment at maturity:

At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

•     If the final commodity price is greater than or equal to the downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•     If the final commodity price is less than the downside threshold level, (i) the stated principal amount times (ii) the commodity performance factor.

Under these circumstances, you will lose more than 30%, and possibly all, of your investment in the securities.

Commodity performance factor:	The final commodity price divided by the initial commodity price
Downside threshold level:	$ , which is equal to 70% of the initial commodity price
initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the final determination date
Commodity price:	For any trading day, the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Relevant exchange:	The NYMEX Division, or its successor, of the New York Mercantile Exchange
Postponement of maturity	If, due to a market disruption event or otherwise, the final determination date is postponed so that it falls less

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date:	than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 18.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61766YDD0
ISIN:	US61766YDD04
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪ Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, and

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be short-term capital gain or loss.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying preliminary pricing supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP

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regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial commodity price, and, as a result, increase (i) the level at or above which the underlying commodity must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment, and (ii) the downside threshold level, which is the price at or above which the underlying commodity must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying commodity on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief

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available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates

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of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent quarterly coupon will be determined by reference to the determination commodity price of the underlying commodity on each quarterly determination date, and the amount you will receive at maturity, if any, will be determined by reference to the final commodity price of the underlying commodity on the final determination date. The actual initial commodity price and downside threshold level for the underlying commodity will be determined on the pricing date. All payments on the securities, if any, are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Contingent Quarterly Coupon:	A contingent quarterly coupon of $23 per security (corresponding to an annual rate of approximately 9.20%) is paid quarterly but only if the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level on the related determination date.
Automatic Early Redemption:	If the determination commodity price of the underlying commodity is greater than or equal to the initial commodity price on any quarterly determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.
Payment at Maturity (if the securities have not been automatically redeemed early):

If the final commodity price is greater than or equal to the downside threshold level, investors will receive the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.

If the final commodity price of the underlying commodity is less than the downside threshold level, investors will receive (i) the stated principal amount multiplied by (ii) the commodity performance factor of the underlying commodity. Under these circumstances, the payment at maturity will be less than 30% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Commodity Price:	$70
Hypothetical Downside Threshold Level:	$49, which is 70% of the hypothetical initial commodity price

How to determine whether a contingent quarterly coupon is payable with respect to a determination date:

	Hypothetical Determination Commodity Price	Contingent Quarterly Coupon
Hypothetical Determination Date 1	$55 (at or above the downside threshold level)	$23.00
Hypothetical Determination Date 2	$40 (below the downside threshold level)	$0
Hypothetical Determination Date 3	$67 (at or above the downside threshold level)	$23.00

On hypothetical determination date 1, the commodity price is greater than or equal to the downside threshold level. Therefore, a contingent quarterly coupon of $23.00 is paid on the relevant contingent payment date.

On hypothetical determination date 2, the commodity price is less than the downside threshold level. Therefore, no contingent quarterly coupon is paid on the relevant contingent payment date.

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On hypothetical determination date 3, the commodity price is greater than or equal to the downside threshold level. Therefore, a contingent quarterly coupon of $23.00 is paid on the relevant contingent payment date.

If the determination commodity price of the underlying commodity is less than the downside threshold level on each determination date, you will not receive any contingent quarterly coupons for the entire term of the securities.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

If the determination commodity price of the underlying commodity is greater than or equal to the initial commodity price on any quarterly determination date, the securities will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Hypothetical Final Commodity Price	Payment at Maturity
Example 1:	$28 (below the downside threshold level)	$1,000 x commodity performance factor of the underlying commodity = $1,000 x ($28 / $70) = $400
Example 2:	$21 (below the downside threshold level)	$1,000 x ($21 / $70) = $300
Example 3:	$64 (at or above the downside threshold level)	$1,023, which consists of the $1,000 stated principal amount + the $23 contingent quarterly coupon with respect to the final determination date.

In examples 1 and 2, the final commodity price of the underlying commodity is below the downside threshold level. Therefore, investors are exposed to the downside performance of the underlying commodity at maturity and receive at maturity an amount equal to the stated principal amount times the commodity performance factor of the underlying commodity. Moreover, investors do not receive the contingent quarterly coupon for the final quarterly period.

In example 3, the final commodity price of the underlying commodity is at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities plus the contingent quarterly coupon for the final quarterly period.

If the final commodity price of the underlying commodity is below the downside threshold level, you will be exposed to the downside performance of the underlying commodity at maturity, and your payment at maturity will be less than $700 per security and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee the payment of regular interest or the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final commodity price is less than the downside threshold level, you will be exposed to the decline in the commodity price as of the final determination date, as compared to the initial commodity price, on a 1 to 1 basis, and the payment at maturity will represent a loss of at least 30% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

▪	The securities do not provide for regular interest payments. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon only if the determination commodity price or final commodity price, as applicable, is at or above 70% of the initial commodity price, which we refer to as the downside threshold level, on the related determination date. If, on the other hand, the determination commodity price or final commodity price, as applicable, is lower than the downside threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date. It is possible that the commodity price of the underlying commodity will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during that period. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The contingent quarterly coupon, if any, is based only on the value of the underlying commodity on the related quarterly determination date at the end of the related interest period. Whether the contingent quarterly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the determination commodity price of the underlying commodity on the relevant quarterly determination date. As a result, you will not know whether you will receive the contingent quarterly coupon on any contingent payment date until near the end of the relevant interest period. Moreover, because the contingent quarterly coupon is based solely on the commodity price on quarterly determination dates, if the determination commodity price of the underlying commodity on any determination date is below the downside threshold level, you will receive no coupon for the related interest period, even if the price of the underlying commodity was at or above the downside threshold level on other days during that interest period.

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▪	Investors will not participate in any appreciation in the underlying commodity. Investors will not participate in any appreciation of the commodity price from the initial commodity price, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the determination commodity price of the underlying commodity is greater than or equal to the downside threshold level.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first three months of the term of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

▪	whether or not the price of the underlying commodity is less than the downside threshold value;

▪	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

▪	interest and yield rates in the market;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

▪	the time remaining until the maturity of the securities; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if it is near or below the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The final commodity price may be less than the downside threshold value such that you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity, and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on West Texas Intermediate light sweet crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

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▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of a single commodity, such as WTI crude oil futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and determination dates, respectively; provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date will be used, and the commodity price will therefore not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the pricing date or in contango on the final determination date, the amount payable at maturity on the securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

▪	Suspensions or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily

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price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price, and, as a result, increase (i) the price at or above which the underlying commodity must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level, which is the price at or above which the underlying commodity must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity at maturity. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the price of the underlying commodity on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the downside threshold level, the determination commodity price, the final commodity price, the contingent quarterly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Initial Commodity

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Contingent Income Auto-Callable Securities due July 26, 2019

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Principal at Risk Securities

Price,” “—Commodity Price,” “—Determination Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is significant uncertainty regarding the U.S. federal income tax treatment of the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying preliminary pricing supplement, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

Moreover, as discussed in the Tax Disclosure Sections, even if our treatment of the securities is respected, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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